Exhibit 99.1
P.F. CHANG’S CHINA BISTRO, INC.
P.F. CHANG’S ANNOUNCES EXECUTIVE TRANSITION
Russell Owens Resigns as President of Pei Wei
SCOTTSDALE, AZ (November 25, 2008) — P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced that Russell Owens, President of Pei Wei Asian Diner, has notified the Company that he will resign from his position effective December 2008 to pursue other interests. Mr. Owens has served as Pei Wei’s president since he joined the Company in May 2001.
“Russell is a true professional who nurtured the Pei Wei business from an embryonic concept with 2 restaurants to a strong business with 159 locations across the country and that’s an amazing accomplishment.” said Rick Federico, Chairman and CEO of P.F. Chang’s China Bistro, Inc. “Russell is a great friend, and a brilliant team member. We will miss him. He leaves us with a strong brand and a strong business team and will help us facilitate a successful transition.”
A search for Owens’ replacement will begin immediately. The Elliot Group is representing the Company in identifying a strong leader with the strategic skills to build the business and to bring Pei Wei to the next level of growth and profitability.
“The new leader will be inheriting a business with solid underlying fundamentals,” said Federico. “It’s a fantastic opportunity to take a strong concept with great-tasting, high-quality food that is well-positioned in today’s economy.”
About P.F Chang’s
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.
Contacts:

Investor:	Mark Mumford	(480) 888-3000	mark.mumford@pfcb.com

Media:	Pete Marino Dig Communications	(312) 339-8833	pmarino@digcommunications.com